Zentalis Pharmaceuticals Reports Third Quarter 2020 Financial Results and Operational Update
Announced topline data from the Phase 1 monotherapy dose escalation trial of ZN-c5, its investigational oral SERD, in patients with ER+/HER2- advanced breast cancer; Phase 2 trial expected to initiate in H1 2021
Entered into a clinical collaboration with Eli Lilly to evaluate ZN-c5 in combination with abemaciclib, a CDK4 and 6 inhibitor
Raised an additional ~$166.0 million in gross proceeds from recent follow-on offering

NEW YORK and SAN DIEGO, November 9, 2020 – Zentalis Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers, today announced financial results for the third quarter ended September 30, 2020, and highlighted recent corporate accomplishments.
“We are proud of the clinical progress we have made this quarter, making meaningful strides in the advancement of our broad oncology pipeline,” commented Dr. Anthony Sun, Chairman and Chief Executive Officer of Zentalis. “In July, we announced positive topline results from the Phase 1 monotherapy dose escalation trial of our lead candidate, ZN-c5, with a clinical benefit rate of 40%. Based on this candidate’s favorable tolerability and encouraging anti-tumor activity, we are preparing to initiate the Phase 2 trial in patients with ER+/HER2- advanced breast cancer in the first half of 2021.”
Continued Dr. Sun, “In addition to our multiple ongoing studies, we remain on track to initiate a Phase 1b trial of ZN-c5 and Verzenio® (abemaciclib) in collaboration with Eli Lilly, as well as a Phase 1 combination trial with ZN-c3 and a chemotherapy agent before year-end. Supported by our recent financing, we maintain a strong position for sustained clinical and strategic growth and look forward to expanding the breadth of our pipeline with the hopes of bringing transformative cancer treatments to patients.”

Program Highlights:
•In July 2020, Zentalis announced positive topline results from the Phase 1 monotherapy dose escalation trial of ZN-c5 in patients with ER+/HER2- advanced breast cancer. ZN-c5 was well tolerated and showed preliminary efficacy, with a clinical benefit rate of 40%. The Company expects to initiate the Phase 2 monotherapy trial in the first half of 2021.

•In July 2020, the Company entered into a clinical collaboration with Eli Lilly to evaluate the combination of ZN-c5, the Company’s oral selective estrogen receptor degrader (SERD) product candidate, and Verzenio® (abemaciclib), Eli Lilly’s CDK4 and 6 inhibitor. Zentalis plans to initiate a Phase 1b open label, multicenter trial in patients with ER+/HER2- advanced breast cancer before year-end.

•In September 2020, Zentalis hosted a virtual meeting with Key Opinion Leaders on its investigational WEE1 inhibitor, ZN-c3, and its potential for the treatment of advanced solid tumors. Currently, the Company is conducting a Phase 1/2 clinical trial of ZN-c3 in patients with advanced solid tumors and expects to report topline results from the Phase 1 portion of this trial in 2021.

Corporate Highlights:
•In August 2020, Zentalis closed a follow-on offering of common stock resulting in gross proceeds of approximately $166.0 million.

•In July 2020, the Company appointed Kimberly Blackwell, M.D., to the Board of Directors. Dr. Blackwell is the current Chief Medical Officer of Tempus, as well as a renowned breast cancer researcher who has made significant contributions to the biopharmaceutical industry for more than two decades.

•In September 2020, Zentalis appointed Alexis Pinto, J.D., as Chief Legal Officer. Ms. Pinto joins Zentalis with over 20 years of legal and strategic business development experience in the healthcare industry, most recently at Celgene Corporation.

Third Quarter 2020 Financial Results
•Cash and Marketable Securities Position: As of September 30, 2020, Zentalis had cash, cash equivalents and marketable securities of $367.4 million. Zentalis expects that its existing cash, cash equivalents and marketable securities, which includes the net proceeds of approximately $155.2 million from the follow-on offering, will enable the Company to fund its operating expenses and capital expenditure requirements into 2023.

•Research and Development Expenses: Research and development expenses were $24.7 million in the third quarter of 2020, compared to $10.7 million for the same period in 2019. This increase of $14.0 million was primarily due to increases in external research and development expenses related to Zentalis’ lead product candidates, as the Company advanced its Phase 1/2 clinical trials for ZN-c5 and ZN-c3 and prepared for ZN-d5 development. In addition, in the three months ended September 30, 2020, the Company conducted additional preclinical studies, incurred additional manufacturing costs, and incurred increased costs for study and lab materials.

•General and Administrative Expenses: General and administrative expenses were $10.1 million in the third quarter of 2020, compared to $1.8 million for the same period in 2019. This increase of $8.3 million was primarily attributable to an increase of $6.5 million in employee-related costs of which $5.0 million was driven by non-cash, stock-based compensation from incentive grants issued during the quarter and increased headcount to support growth. Professional service fees for legal, accounting and consulting services increased by $1.1 million to support the increased operations of the organization, and insurance costs increased by $0.7 million related to operating as a public company.

•Net Loss: The Company's net loss for the third quarter of 2020 was $34.7 million, compared to the net loss of $12.6 million for the same period in 2019.

•Impact from COVID-19 Pandemic: The Company is continuing to monitor how the spread of the COVID-19 pandemic is affecting its employees, business, preclinical studies and clinical trials. The COVID-19 pandemic has caused disruptions to the Company’s development plans and research-stage programs, including delayed initiations, suspended enrollment at some clinical sites for new patients, and limited operations at its laboratory facilities. As a result, this pandemic may continue to impact Zentalis’ business, revenues, results of operations and financial condition.

About Zentalis Pharmaceuticals
Zentalis Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers. The Company is developing a broad pipeline of potentially best-in-class oncology candidates, including ZN-c5, an oral selective estrogen receptor degrader for ER+/HER2- breast cancer, ZN-c3, a WEE1 inhibitor, ZN-d5, a BCL-2 inhibitor and ZN-e4, an EGFR inhibitor. Zentalis has operations in both New York and San Diego.
For more information, please visit www.zentalis.com. Follow Zentalis on Twitter at @ZentalisP and on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the development, potential, safety, efficacy, and regulatory and clinical progress of our product candidates in the Unites States and globally, plans and timing for the initiation of and the release of data from our clinical trials and our ability to meet other key milestones, activities in connection with our collaborations with Eli Lilly, the anticipated direct and indirect impact of COVID-19 on our business and operations, and the sufficiency of our cash and cash equivalents. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the outbreak of the novel coronavirus disease, COVID-19, has adversely impacted and may continue to adversely impact our business, including our preclinical studies and clinical trials; our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of our lead product candidate; failure to identify additional product candidates and develop or commercialize marketable products; the early stage of our development efforts; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel; and significant costs as a result of operating as a public company. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 filed with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

###
Investor Contact:
Thomas Hoffmann
Solebury Trout
1.646.378.2931
thoffmann@soleburytrout.com

Media Contact:
Julia Deutsch
Solebury Trout
1.646.378.2967
jdeutsch@soleburytrout.com

Zentalis Pharmaceuticals, Inc. (Successor to Zentalis Pharmaceuticals, LLC)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per unit and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating Expenses
Research and development	$24,670	$10,739	$55,380	$26,517
General and administrative	10,097	1,844	23,162	5,423
Total operating expenses	34,767	12,583	78,542	31,940
Operating loss	(34,767)	(12,583)	(78,542)	(31,940)
Other Income (Expense)
Investment and other income, net	120	12	368	123
Net loss before income taxes	(34,647)	(12,571)	(78,174)	(31,817)
Income tax expense	18	1	18	15
Net loss	(34,665)	(12,572)	(78,192)	(31,832)
Net loss attributable to noncontrolling interests	(110)	(228)	(654)	(675)
Net loss attributable to Zentalis	$(34,555)	$(12,344)	$(77,538)	$(31,157)
Net loss per common share outstanding, basic and diluted	$(0.91)	$—	$(3.21)	$—
Net loss per Class A common unit outstanding, basic and diluted	$—	$(2.20)	$—	$(5.56)
Common shares/units used in computing net loss per share/Class A common unit, basic and diluted	37,959	5,601	24,143	5,601

Zentalis Pharmaceuticals, Inc. (Successor to Zentalis Pharmaceuticals, LLC)
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands)

	As of	As of
	September 30,	December 31,
	2020	2019

Cash, cash equivalents and marketable securities	$367,436	$67,246
Working capital (1)	348,830	53,994
Total assets	393,233	87,481
Total liabilities	27,400	19,060
Convertible preferred units	—	141,706
Total Zentalis equity (deficit)	365,833	(73,285)

(1) The Company defines working capital as current assets less current liabilities.